Exhibit 10.15

Execution Version

AMENDMENT NO. 1 TO SERVICES AGREEMENT

This Amendment No. 1 To Services Agreement (this “Amendment”), effective as of October 1, 2022 (the “First Amendment Date”), is entered into by and between Eureka Therapeutics, Inc., a Delaware corporation (“Eureka”) and Estrella Biopharma, Inc., a Delaware corporation (“Estrella”). Eureka and Estrella are referred to in this Amendment individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Eureka and Estrella are parties to that certain Services Agreement, effective as of June 28, 2022, (the “Effective Date”), as amended from time to time, (the “Agreement”), under which Estrella engaged Eureka to perform certain services for Estrella related to the transfer of certain technology and the provision of certain technical assistance to facilitate Estrella’s exploitation of certain intellectual property licensed by Eureka to Estrella under that certain License Agreement, effective as of June 28, 2022, between Eureka and Estrella. Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined and set forth in this Amendment; and

WHEREAS the Parties desire to modify the payment terms of the outstanding balance payable to Eureka by Estrella for the IND Application Services and the Pass-through Costs.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein, the adequacy of which is acknowledged by the Parties, Estrella and Eureka hereby amend the Agreement as follows:

SECTION 1
Amendments to the agreement

1.1           The second paragraph of Section B of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

On the Effective Date, Estrella agreed to pay Eureka $10,000,000 in connection with the Services related to the IND application for ET019003 (the “IND Application Services”) in 12 equal monthly installments (the “Monthly Payments”), with the first Monthly Payment to be made no later than five days after the Effective Date and with each subsequent Monthly Payment to become payable and due on a monthly basis thereafter. As of the First Amendment Date, the Parties acknowledge and agree that Estrella has paid Eureka the aggregate amount of the first two Monthly Payments to Eureka. With respect to each subsequent Monthly Payment, the amount of such Monthly Payment shall be charged to Estrella on a monthly basis; provided, however, that the aggregate amount of such charged but unpaid Monthly Payments shall not be due and payable to Eureka until the (x) consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated September 30, 2022, among Estrella, TradeUP Acquisition Corp. (“UPTD”) and Tradeup Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD (the “Business Combination”) or (y) termination of the Business Combination pursuant to the Merger Agreement; provided further, however, that, if any Monthly Payment has not yet been charged to Estrella prior to the occurrence of (x) or (y), the amount of each such Monthly Payment shall be due and payable on a monthly basis. Notwithstanding the foregoing, if the US FDA clears the IND for ET019003 prior to the 12-month anniversary of the Effective Date, then the balance of any amounts due under this paragraph shall be due as of the date of such clearance.

1.2           The first sentence of the third paragraph of Section B of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

Reasonable pass-through costs incurred or paid to providers by Eureka in providing the IND Application Services (“Pass-through Costs”) (other than the $21,560 of Pass-through Costs that Estrella paid to Eureka prior to the First Amendment Date) shall accrue and be charged to Estrella on a monthly basis; provided, however, the aggregate amount of such accrued but unpaid monthly Pass-Through Costs shall not be reimbursable to Eureka until the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement; provided, however, that, any Pass-through Costs incurred or paid to providers by Eureka after the occurrence of (x) or (y) shall be reimbursable to Eureka on a monthly basis.

SECTION 2
Miscellaneous provisions

2.1           Effect of this Amendment. This Amendment shall become effective as of the First Amendment Date. There are no further changes to the terms of the Agreement. Except as would be inconsistent with the terms of this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and be unaffected by this Amendment.

2.2           Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page intentionally left blank]

2

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the First Amendment Date by their duly authorized officers.

Eureka Therapeutics, Inc.		Estrella Biopharma, Inc.

By:	/s/ Cheng Liu	By:	/s/ Peter Xu
Name: Cheng Liu		Name: Peter Xu
Title: President		Title: Chief Operating Officer

Signature Page to Amendment No. 1 to Services Agreement